EQUITY FUND

                                                    First Choice Funds Trust
                                                       3435 Stelzer Road
                                                      Columbus, Ohio 43219




                                                          February 19, 1998



      First American Capital Management, Inc.
      567 San Nicholas Drive, Suite 101
      Newport Beach, CA  92660

                     Investment Advisory Contract Supplement

      Dear Sirs or Madams:

     This will confirm the agreement between First Choice Funds Trust (the "Trust") and First American Capital Management, Inc. (the "Adviser") as follows:

                       The Equity Fund (the "Fund") is a portfolio of the Trust which has been organized as a business trust under the laws of the State of Delaware and is an open-end management investment company. The Trust and the Adviser have entered into a Master Investment Advisory Contract, dated August 23,1996 (as from time to time amended and supplemented, the "Master Advisory Contract"), pursuant to which the Adviser has undertaken to provide or make provision for the Trust for certain investment advisory and management services identified therein and to provide certain other services, as more fully set forth therein. Certain capitalized terms used without definition in this Investment Advisory Contract Supplement have the meaning specified in the Master Advisory Contract.

                       The Trust agrees with the Adviser as follows:

                       1. Adoption of Master Advisory Contract. The Master Advisory Contract is hereby adopted for the Fund. The Fund shall be one of the "Funds" referred to in the Master Advisory Contract.

                       2. Payment of Fees. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as provided in the Master Advisory Contract and herein, the Fund shall pay a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month, at the annual rate of 1.00%.

                       If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.


                                                         Very truly yours,

                                                   EQUITY FUND,
                            First Choice Funds Trust



                          By: /s/Coleen Downs Dinneeen
                                                         Title:  Secretary



      The foregoing Contract is hereby agreed to as of the date hereof:

      FIRST AMERICAN CAPITAL MANAGEMENT, INC.



      By: /s/William C. Conarad
      Title: President and CEO